Exhibit 99.1

news

FOR IMMEDIATE RELEASE
INVESTOR CONTACT:	MEDIA CONTACT:
Mark Kimbrough	Ed Fishbough
615-344-2688	615-344-2810

HCA Reports Fourth Quarter 2013 Results

Provides 2014 Guidance

Nashville, Tenn., February 4, 2014 – HCA Holdings, Inc. (NYSE: HCA) today announced financial and operating results for the fourth quarter ended December 31, 2013.

Key fourth quarter metrics (all percentage changes compare 4Q 2013 to 4Q 2012 unless noted):

•	Revenues totaled $8.836 billion, an increase of 4.8 percent

•	Net income attributable to HCA Holdings, Inc. totaled $424 million, or $0.92 per diluted share

•	Adjusted EBITDA was $1.714 billion, an increase of 6.7 percent

•	Cash flows from operating activities totaled $1.226 billion, a decline of 2.9 percent

•	Same facility equivalent admissions declined 1.0 percent, while same facility admissions declined 1.8 percent

•	Same facility revenue per equivalent admission increased 4.8 percent

HCA President and Chief Executive Officer, R. Milton Johnson, said, “We are extremely pleased with the results for the quarter and the year. As we look to 2014, we will continue our focus on improving patient quality and experience, growth and efficiency. We believe we are well positioned for continued success in our markets.”

Revenues in the fourth quarter totaled $8.836 billion, compared to $8.434 billion in the fourth quarter of 2012. Fourth quarter revenue growth was driven primarily by higher revenue per equivalent admission as case mix, or acuity, increased 3.0 percent compared to the prior year. Same facility total surgical volume in the quarter increased 1.4 percent compared to the prior year.

Same facility equivalent admissions declined 1.0 percent while same facility admissions declined 1.8 percent in the fourth quarter of 2013 compared to the fourth quarter of 2012. Same facility emergency room visits declined 2.4 percent in the fourth quarter of 2013 compared to the prior year period. The decline in admissions in the fourth quarter was primarily due to a reduction in pulmonary and short-stay admissions from the prior year. Also, last year’s fourth quarter same facility volume was strong due, in large part, to the severity of the 2012 flu season, presenting difficult comparisons to the prior year volumes.

Revenue per equivalent admission increased 4.6 percent in the fourth quarter of 2013 (4.8 percent increase on a same facility basis), primarily reflecting increasing acuity and changes in payor mix. During the fourth quarter same facility inpatient surgeries increased 0.9 percent while same facility outpatient surgeries increased 1.6 percent compared to the prior year period.

The Company’s operating expense per equivalent admission, excluding electronic health record (EHR) and equity income, increased 3.5 percent from the prior year’s fourth quarter (4.1 percent increase including EHR and equity income). During the fourth quarter of 2013, salaries and benefits, supplies and other operating expenses totaled $7.172 billion, or 81.2 percent of revenues, compared to $6.918 billion, or 82.0 percent of revenues, in the fourth quarter of 2012.

Net income attributable to HCA Holdings, Inc. totaled $424 million, or $0.92 per diluted share, compared to $314 million, or $0.68 per diluted share, in the fourth quarter of 2012. Results for the fourth quarter of 2012 include pretax legal claim costs of $175 million, or $0.24 per diluted share, and pretax gains on sales of facilities of $11 million, or $0.01 per diluted share. Adjusted EBITDA for the fourth quarter of 2013 increased 6.7 percent to $1.714 billion compared to $1.606 billion in the prior year period. Adjusted EBITDA is a non-GAAP financial measure. A table providing supplemental information on Adjusted EBITDA and reconciling net income attributable to HCA Holdings, Inc. to Adjusted EBITDA is included in this release.

Twelve Months Ended December 31, 2013

Revenues for the year ended December 31, 2013 totaled $34.182 billion compared to $33.013 billion for 2012. Net income attributable to HCA Holdings, Inc. for 2013 was $1.556 billion, or $3.37 per diluted share, compared to $1.605 billion, or $3.49 per diluted share, for the year ended December 31, 2012. Results for the year ended December 31, 2013 include losses on sales of facilities of $10 million, or $0.02 per diluted share, and a loss on retirement of debt of $17 million, or $0.02 per diluted share. Results for the year ended December 31, 2012 include net favorable Medicare adjustments which increased revenues by $188 million, Adjusted EBITDA by $170 million and diluted earnings per share by $0.22. Results for 2012 also include legal claim costs of $175 million, or $0.24 per diluted share, and gains on sales of facilities of $15 million, or $0.02 per diluted share.

Balance Sheet and Cash Flow

As of December 31, 2013, HCA Holdings, Inc.’s balance sheet reflected cash and cash equivalents of $414 million, total debt of $28.376 billion, and total assets of $28.831 billion. During the fourth quarter of 2013, capital expenditures totaled $596 million, excluding acquisitions. During November, the Company paid $500 million to repurchase 10,656,436 shares of its common stock from certain of its sponsors. Net cash provided by operating activities in the fourth quarter of 2013 totaled $1.226 billion compared to $1.263 billion in the prior year’s fourth quarter.

As of December 31, 2013, HCA operated 165 hospitals and 115 freestanding surgery centers.

2014 Guidance

Today, HCA issued the following estimated guidance for 2014:

2014 Range
Revenues	$35.50 - $36.50 billion
Adjusted EBITDA	$6.60 - $6.85 billion
Adjusted EPS (diluted)	$3.45 - $3.75
Capital Expenditures	Approximately $2.2 billion

This guidance assumes a benefit to Adjusted EBITDA from the Patient Protection and Affordable Care Act (Health Reform Law) in 2014 of approximately 1 to 2 percent of Adjusted EBITDA. The guidance also includes estimated electronic health record incentive income assumptions in a range of $110-$130 million and EHR expenses in a range of $110-$130 million. The Company’s guidance also includes an estimated increase in share-based compensation expense to approximately $168 million from $113 million in 2013. Guidance excludes the impact of items, if applicable, that are non-operational in nature including items such as, but not limited to, gains or losses on sales of facilities and businesses, gains or losses on early debt retirement and impairments of long-lived assets. This guidance is also subject to certain conditions including those as set forth below in the Company’s “Forward-Looking Statements”.

The Company’s 2014 annual stockholders’ meeting will be held in Nashville, Tennessee on April 23, 2014 at 2:00 p.m. local time for stockholders of record as of February 28, 2014.

Earnings Conference Call

HCA will host a conference call for investors at 9:00 a.m. Central Standard Time today. All interested investors are invited to access a live audio broadcast of the call via webcast. The broadcast also will be available on a replay basis beginning this afternoon. The webcast can be accessed at: https://event.webcasts.com/starthere.jsp?ei=1028374 or through the Company’s Investor Relations web page at www.hcahealthcare.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the federal securities laws, which involve risks and uncertainties. Forward-looking statements include statements that do not relate solely to historical facts. Forward-looking statements can be identified by the use of words like “may,” “believe,” “will,” “expect,” “project,” “estimate,” “anticipate,” “plan,” “initiative” or “continue.” These forward-looking statements are based on our current plans and expectations and are subject to a number of known and unknown uncertainties and risks, many of which are beyond our control, which could significantly affect current plans and expectations and our future financial position and results of operations. These factors include, but are not limited to, (1) the impact of our substantial indebtedness and the ability to refinance such indebtedness on acceptable terms, (2) the effects related to the implementation of the Patient Protection and Affordable Care Act, as amended by the Health Care and Education Reconciliation Act (collectively, the “Health Reform Law”), possible delays in or complications related to implementation of the Health Reform Law, the possible enactment of additional federal or state health care reforms and possible changes to the Health Reform Law and other federal, state or local laws or regulations affecting the health care industry, (3) the effects related to the continued implementation of the sequestration spending reductions required under the Budget Control Act of 2011 (the “BCA”) and the potential for future deficit reduction legislation that may alter BCA-mandated spending reductions, which include cuts to Medicare payments, or create additional spending reductions, (4) increases in the amount and risk of collectability of uninsured accounts and deductibles and copayment amounts for insured accounts, (5) the ability to achieve operating and financial targets, and attain expected levels of patient volumes and control the costs of providing services, (6) possible changes in the Medicare, Medicaid and other state programs, including Medicaid upper payment limit programs or waiver programs, that may impact reimbursements to health care providers and insurers, (7) the highly competitive nature of the health care business, (8) changes in service mix, revenue mix and surgical volumes, including potential declines in the population covered under managed care agreements, the ability to enter into and renew managed care provider agreements on acceptable terms and the impact of consumer driven health plans and physician utilization trends and practices, (9) the efforts of insurers, health care providers and others to contain health care costs, (10) the outcome of our continuing efforts to monitor, maintain and comply with appropriate laws, regulations, policies and procedures, (11) increases in wages and the ability to attract and retain qualified management and personnel, including affiliated physicians, nurses and medical and technical support personnel, (12) the availability and terms of capital to fund the expansion of our business and improvements to our existing facilities, (13) changes in accounting practices, (14) changes in general economic conditions nationally and regionally in our markets, (15) future divestitures which may result in charges and possible impairments of long-lived assets, (16) changes in business strategy or development plans, (17) delays in receiving payments for services provided, (18) the outcome of pending and any future tax audits, appeals and litigation associated with our tax positions, (19) potential adverse impact of known and unknown government investigations, litigation and other claims that may be made against us, (20) our ongoing ability to demonstrate meaningful use of certified electronic health record technology and recognize income for the related Medicare or Medicaid incentive payments, and (21) other risk factors described in our annual report on Form 10-K for the year ended December 31, 2012 and our other filings with the Securities and Exchange Commission. Many of the factors that will determine our future results are beyond our ability to control or predict. In light of the significant uncertainties inherent in the forward-looking statements contained herein, readers should not place undue reliance on forward-looking statements, which reflect management’s views only as of the date hereof. We undertake no obligation to revise or update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.

All references to “Company” and “HCA” as used throughout this release refer to HCA Holdings, Inc. and its affiliates.

HCA Holdings, Inc.

Condensed Consolidated Comprehensive Income Statements

Fourth Quarter

(Dollars in millions, except per share amounts)

	2013		2012
	Amount	Ratio	Amount	Ratio
Revenues before provision for doubtful accounts	$9,962		$9,538
Provision for doubtful accounts	1,126		1,104

Revenues	8,836	100.0%	8,434	100.0%

Salaries and benefits	3,965	44.9	3,865	45.8
Supplies	1,564	17.7	1,501	17.8
Other operating expenses	1,643	18.6	1,552	18.4
Electronic health record incentive income	(50)	(0.6)	(80)	(0.9)
Equity in earnings of affiliates	—	—	(10)	(0.1)
Depreciation and amortization	461	5.2	425	4.9
Interest expense	456	5.2	462	5.5
Gains on sales of facilities	(3)	—	(11)	(0.1)
Legal claim costs	—	—	175	2.1

	8,036	91.0	7,879	93.4

Income before income taxes	800	9.0	555	6.6

Provision for income taxes	246	2.7	128	1.5

Net income	554	6.3	427	5.1

Net income attributable to noncontrolling interests	130	1.5	113	1.4

Net income attributable to HCA Holdings, Inc.	$424	4.8	$314	3.7

Diluted earnings per share	$0.92		$0.68

Shares used in computing diluted earnings per share (000)	458,535		461,131

Comprehensive income attributable to HCA Holdings, Inc.	$541		$297

HCA Holdings, Inc.

Condensed Consolidated Comprehensive Income Statements

For the Years Ended December 31, 2013 and 2012

(Dollars in millions, except per share amounts)

	2013		2012
	Amount	Ratio	Amount	Ratio
Revenues before provision for doubtful accounts	$38,040		$36,783
Provision for doubtful accounts	3,858		3,770

Revenues	34,182	100.0%	33,013	100.0%

Salaries and benefits	15,646	45.8	15,089	45.7
Supplies	5,970	17.5	5,717	17.3
Other operating expenses	6,237	18.2	6,048	18.3
Electronic health record incentive income	(216)	(0.6)	(336)	(1.0)
Equity in earnings of affiliates	(29)	(0.1)	(36)	(0.1)
Depreciation and amortization	1,753	5.1	1,679	5.1
Interest expense	1,848	5.4	1,798	5.4
Losses (gains) on sales of facilities	10	—	(15)	—
Loss on retirement of debt	17	0.1	—	—
Legal claim costs	—	—	175	0.5

	31,236	91.4	30,119	91.2

Income before income taxes	2,946	8.6	2,894	8.8

Provision for income taxes	950	2.8	888	2.7

Net income	1,996	5.8	2,006	6.1

Net income attributable to noncontrolling interests	440	1.2	401	1.2

Net income attributable to HCA Holdings, Inc.	$1,556	4.6	$1,605	4.9

Diluted earnings per share	$3.37		$3.49

Shares used in computing diluted earnings per share (000)	461,913		459,403

Comprehensive income attributable to HCA Holdings, Inc.	$1,756		$1,588

HCA Holdings, Inc.

Supplemental Non-GAAP Disclosures

Operating Results Summary

(Dollars in millions, except per share amounts)

	Fourth Quarter		For the Years Ended December 31,
	2013	2012	2013	2012
Revenues	$8,836	$8,434	$34,182	$33,013

Net income attributable to HCA Holdings, Inc.	$424	$314	$1,556	$1,605
Losses (gains) on sales of facilities (net of tax)	(2)	(6)	7	(9)
Loss on retirement of debt (net of tax)	—	—	11	—
Legal claim costs (net of tax)	—	110	—	110

Net income attributable to HCA Holdings, Inc., excluding losses (gains) on sales of facilities, loss on retirement of debt and legal claim costs (a)	422	418	1,574	1,706
Depreciation and amortization	461	425	1,753	1,679
Interest expense	456	462	1,848	1,798
Provision for income taxes	245	188	959	947
Net income attributable to noncontrolling interests	130	113	440	401

Adjusted EBITDA (a)	$1,714	$1,606	$6,574	$6,531

Diluted earnings per share:
Net income attributable to HCA Holdings, Inc.	$0.92	$0.68	$3.37	$3.49
Losses (gains) on sales of facilities	—	(0.01)	0.02	(0.02)
Loss on retirement of debt	—	—	0.02	—
Legal claim costs	—	0.24	—	0.24

Net income attributable to HCA Holdings, Inc., excluding losses (gains) on sales of facilities, loss on retirement of debt and legal claim costs (a)	$0.92	$0.91	$3.41	$3.71

Shares used in computing diluted earnings per share (000)	458,535	461,131	461,913	459,403

(a)	Net income attributable to HCA Holdings, Inc., excluding losses (gains) on sales of facilities, loss on retirement of debt and legal claim costs, and Adjusted EBITDA should not be considered as measures of financial performance under generally accepted accounting principles (“GAAP”). We believe net income attributable to HCA Holdings, Inc., excluding losses (gains) on sales of facilities, loss on retirement of debt and legal claim costs, and Adjusted EBITDA are important measures that supplement discussions and analysis of our results of operations. We believe it is useful to investors to provide disclosures of our results of operations on the same basis used by management. Management relies upon net income attributable to HCA Holdings, Inc., excluding losses (gains) on sales of facilities, loss on retirement of debt and legal claim costs, and Adjusted EBITDA as the primary measures to review and assess operating performance of its hospital facilities and their management teams.

Management and investors review both the overall performance (including: net income attributable to HCA Holdings, Inc., excluding losses (gains) on sales of facilities, loss on retirement of debt and legal claim costs, and GAAP net income attributable to HCA Holdings, Inc.) and operating performance (Adjusted EBITDA) of our health care facilities. Adjusted EBITDA and the Adjusted EBITDA margin (Adjusted EBITDA divided by revenues) are utilized by management and investors to compare our current operating results with the corresponding periods during the previous year and to compare our operating results with other companies in the health care industry. It is reasonable to expect that losses (gains) on sales of facilities and losses on retirement of debt will occur in future periods, but the amounts recognized can vary significantly from period to period, do not directly relate to the ongoing operations of our health care facilities and complicate period comparisons of our results of operations and operations comparisons with other health care companies.

Net income attributable to HCA Holdings, Inc., excluding losses (gains) on sales of facilities, loss on retirement of debt and legal claim costs, and Adjusted EBITDA are not measures of financial performance under GAAP and should not be considered as alternatives to net income attributable to HCA Holdings, Inc. as a measure of operating performance or cash flows from operating, investing and financing activities as a measure of liquidity. Because net income attributable to HCA Holdings, Inc., excluding losses (gains) on sales of facilities, loss on retirement of debt and legal claim costs, and Adjusted EBITDA are not measurements determined in accordance with GAAP and are susceptible to varying calculations, net income attributable to HCA Holdings, Inc., excluding losses (gains) on sales of facilities, loss on retirement of debt and legal claim costs, and Adjusted EBITDA, as presented, may not be comparable to other similarly titled measures presented by other companies.

HCA Holdings, Inc.

Condensed Consolidated Balance Sheets

(Dollars in millions)

	December 31,	September 30,	December 31,
	2013	2013	2012
ASSETS
Current assets:
Cash and cash equivalents	$414	$484	$705
Accounts receivable, net	5,208	4,924	4,672
Inventories	1,179	1,135	1,086
Deferred income taxes	489	400	385
Other	747	828	915

Total current assets	8,037	7,771	7,763

Property and equipment, at cost	31,073	30,472	29,527
Accumulated depreciation	(17,454)	(17,150)	(16,342)

	13,619	13,322	13,185

Investments of insurance subsidiaries	448	402	515
Investments in and advances to affiliates	121	125	104
Goodwill and other intangible assets	5,903	5,832	5,539
Deferred loan costs	237	250	290
Other	466	691	679

	$28,831	$28,393	$28,075

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Accounts payable	$1,803	$1,582	$1,768
Accrued salaries	1,193	1,085	1,120
Other accrued expenses	1,913	1,764	1,849
Long-term debt due within one year	786	988	1,435

Total current liabilities	5,695	5,419	6,172

Long-term debt	27,590	27,389	27,495
Professional liability risks	949	959	973
Income taxes and other liabilities	1,525	1,670	1,776

EQUITY (DEFICIT)
Stockholders’ deficit attributable to HCA Holdings, Inc.	(8,270)	(8,376)	(9,660)
Noncontrolling interests	1,342	1,332	1,319

Total deficit	(6,928)	(7,044)	(8,341)

	$28,831	$28,393	$28,075

HCA Holdings, Inc.

Condensed Consolidated Statements of Cash Flows

For the Years Ended December 31, 2013 and 2012

(Dollars in millions)

	2013	2012
Cash flows from operating activities:
Net income	$1,996	$2,006
Adjustments to reconcile net income to net cash provided by operating activities:
Changes in operating assets and liabilities	(4,272)	(3,663)
Provision for doubtful accounts	3,858	3,770
Depreciation and amortization	1,753	1,679
Income taxes	143	96
Losses (gains) on sales of facilities	10	(15)
Loss on retirement of debt	17	—
Legal claim costs	—	175
Amortization of deferred loan costs	55	62
Share-based compensation	113	56
Other	7	9

Net cash provided by operating activities	3,680	4,175

Cash flows from investing activities:
Purchase of property and equipment	(1,943)	(1,862)
Acquisition of hospitals and health care entities	(481)	(258)
Disposition of hospitals and health care entities	33	30
Change in investments	36	16
Other	9	11

Net cash used in investing activities	(2,346)	(2,063)

Cash flows from financing activities:
Issuance of long-term debt	—	4,850
Net change in revolving credit facilities	970	(685)
Repayment of long-term debt	(1,662)	(2,441)
Distributions to noncontrolling interests	(435)	(401)
Payment of debt issuance costs	(5)	(62)
Repurchase of common stock	(500)	—
Distributions to stockholders	(16)	(3,148)
Income tax benefits	113	174
Other	(90)	(67)

Net cash used in financing activities	(1,625)	(1,780)

Change in cash and cash equivalents	(291)	332
Cash and cash equivalents at beginning of period	705	373

Cash and cash equivalents at end of period	$414	$705

Interest payments	$1,832	$1,723
Income tax payments, net	$694	$618

HCA Holdings, Inc.

Operating Statistics

	Fourth Quarter		For the Years Ended December 31,
	2013	2012	2013	2012
Operations:
Number of Hospitals	165	162	165	162
Number of Freestanding Outpatient Surgery Centers	115	112	115	112
Licensed Beds at End of Period	42,896	41,804	42,896	41,804
Weighted Average Licensed Beds	42,809	41,777	42,133	41,795

Reported:
Admissions	434,300	438,700	1,744,100	1,740,700
% Change	-1.0%		0.2%
Equivalent Admissions	716,200	715,000	2,844,700	2,832,100
% Change	0.2%		0.4%
Revenue per Equivalent Admission	$12,337	$11,795	$12,016	$11,657
% Change	4.6%		3.1%
Inpatient Revenue per Admission	$12,124	$11,470	$11,829	$11,475
% Change	5.7%		3.1%
Patient Days	2,085,200	2,076,200	8,341,200	8,242,600
% Change	0.4%		1.2%
Equivalent Patient Days	3,438,600	3,384,200	13,604,600	13,410,700
% Change	1.6%		1.4%
Inpatient Surgery Cases	128,700	126,800	508,800	506,500
% Change	1.5%		0.5%
Outpatient Surgery Cases	233,000	224,000	881,900	873,600
% Change	4.0%		0.9%
Emergency Room Visits	1,754,300	1,785,400	6,968,100	6,912,000
% Change	-1.7%		0.8%

Outpatient Revenues as a Percentage of Patient Revenues	38.8%	38.7%	37.9%	38.1%

Average Length of Stay	4.8	4.7	4.8	4.7

Occupancy	52.9%	54.0%	54.2%	53.9%
Equivalent Occupancy	87.1%	88.0%	88.4%	87.7%

Same Facility:
Admissions	429,200	437,000	1,735,500	1,734,300
% Change	-1.8%		0.1%
Equivalent Admissions	702,500	709,700	2,818,400	2,814,700
% Change	-1.0%		0.1%
Revenue per Equivalent Admission	$12,337	$11,770	$11,981	$11,637
% Change	4.8%		3.0%
Inpatient Revenue per Admission	$12,208	$11,488	$11,859	$11,493
% Change	6.3%		3.2%
Inpatient Surgery Cases	127,800	126,800	507,100	505,700
% Change	0.9%		0.3%
Outpatient Surgery Cases	224,300	220,700	857,500	862,000
% Change	1.6%		-0.5%
Emergency Room Visits	1,726,700	1,770,000	6,908,900	6,860,400
% Change	-2.4%		0.7%